SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

HomeAway, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

43739Q100

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 25

CUSIP # 43739Q100	Page 2 of 25

1	NAME OF REPORTING PERSONS TCV VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,314,213 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 2,314,213 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,314,213 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 3 of 25

1	NAME OF REPORTING PERSONS TCV Member Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 52,133 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 52,133 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,133 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 4 of 25

1	NAME OF REPORTING PERSONS Technology Crossover Management VI, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,332,430 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 2,332,430 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,332,430 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%
12	TYPE OF REPORTING PERSON* OO

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 5 of 25

1	NAME OF REPORTING PERSONS TCV VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,815,651 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 3,815,651 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,815,651 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 6 of 25

1	NAME OF REPORTING PERSONS TCV VII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,981,510 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 1,981,510 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,981,510 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 7 of 25

1	NAME OF REPORTING PERSONS Technology Crossover Management VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,797,161 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 5,797,161 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,797,161 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 8 of 25

1	NAME OF REPORTING PERSONS Technology Crossover Management VII, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,831,077 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 5,831,077 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,831,077 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON* OO

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 9 of 25

1	NAME OF REPORTING PERSONS Jay C. Hoag
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,096 shares of Common Stock (A)
	6	SHARED VOTING POWER 8,163,507 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER 2,096 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER 8,163,507 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,165,603 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 10 of 25

1	NAME OF REPORTING PERSONS Richard H. Kimball
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,163,507 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,163,507 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,163,507 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 11 of 25

1	NAME OF REPORTING PERSONS John L. Drew
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,163,507 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,163,507 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,163,507 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 12 of 25

1	NAME OF REPORTING PERSONS Jon Q. Reynolds, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Class A Common Stock
	6	SHARED VOTING POWER 8,163,507 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,163,507 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,163,507 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 13 of 25

1	NAME OF REPORTING PERSONS Robert W. Trudeau
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,163,507 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,163,507 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,163,507 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 14 of 25

1	NAME OF REPORTING PERSONS Christopher P. Marshall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 29,366 shares of Common Stock
	6	SHARED VOTING POWER 5,831,077 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER 19,607 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 5,831,077 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,860,443 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 15 of 25

1	NAME OF REPORTING PERSONS Timothy P. McAdam
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 129 shares of Common Stock (A)
	6	SHARED VOTING POWER 5,831,077 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER 129 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER 5,831,077 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,831,206 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 16 of 25

1	NAME OF REPORTING PERSONS John C. Rosenberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock (A)
	6	SHARED VOTING POWER 5,831,077 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER 5,831,077 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,831,077 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 17 of 25

1	NAME OF REPORTING PERSONS David L. Yuan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 5,831,077 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 5,831,077 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,831,077 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 18 of 25

This Amendment No. 2 amends the Statement on Schedule 13G previously filed by (1) TCV VI, L.P., a Delaware limited partnership (“TCV VI”), (2) TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), (3) TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII(A)”), (4) TCV Member Fund, L.P., a Cayman Islands exempted limited partnership (“Member Fund” and, together with TCV VI, TCV VII and TCV VII(A), the “TCV Funds”), (5) Technology Crossover Management VI, L.L.C., a Delaware limited liability company (“TCM VI”), (6) Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership (“TCM VII”), (7) Technology Crossover Management VII, Ltd., a Cayman Islands exempted company (“Management VII”), (8) Jay C. Hoag (“Mr. Hoag”), (9) Richard H. Kimball (“Mr. Kimball”), (10) John L. Drew (“Mr. Drew”), (11) Jon Q. Reynolds, Jr. (“Mr. Reynolds”), (12) Robert W. Trudeau (“Mr. Trudeau”), (13) Christopher P. Marshall (“Mr. Marshall”), (14) Timothy P. McAdam (“Mr. McAdam”), (15), John C. Rosenberg (“Mr. Rosenberg”) and (16) David L. Yuan (“Mr. Yuan”). Mr. Hoag, Mr. Kimball, Mr. Drew, Mr. Reynolds, Mr. Trudeau, Mr. Marshall, Mr. McAdam, Mr. Rosenberg and Mr. Yuan are collectively referred to as the “Members.” The TCV Funds, TCM VI, TCM VII, Management VII and the Members are sometimes collectively referred to herein as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Statement is provided as of December 31, 2013:

Name of Reporting Person	(a) Amount beneficially owned		(b) Percent of Class*	(c) Number of shares as to which person has:
				Sole power to vote or to direct the vote, and sole power to dispose or to direct the disposition of	Shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of
TCV VI, L.P.	2,314,213		2.7%	2,314,213	—
TCV VII, L.P.	3,815,651		4.4%	3,815,651	—
TCV VII (A), LP	1,981,510		2.3%	1,981,510	—
TCV Member Fund, L.P.	52,133		0.1%	52,133	—
Technology Crossover Management VI, L.L.C.	2,332,430		2.7%	2,332,430	—
Technology Crossover Management VII, L.P.	5,797,161		6.8%	5,797,161	—
Technology Crossover Management VII, Ltd.	5,831,077		6.8%	5,831,077	—
Jay C. Hoag	8,165,603	(1)	9.5%	2,096	8,163,507
Richard H. Kimball	8,163,507		9.5%	—	8,163,507
John L. Drew	8,163,507		9.5%	—	8,163,507
Jon Q. Reynolds, Jr.	8,163,507		9.5%	—	8,163,507
Robert W. Trudeau	8,163,507		9.5%	—	8,163,507
Christopher P. Marshall	5,860,443	(2)	6.8%	29,366	5,831,077
Timothy P. McAdam	5,831,206	(3)	6.8%	129	5,831,077
John C. Rosenberg	5,831,077		6.8%	—	5,831,077
David L. Yuan	5,831,077		6.8%	—	5,831,077

*	All percentages in this table are based on 85,832,350 shares of Common Stock outstanding on October 20, 2013, as reported on HomeAway, Inc.’s Form 10-Q for the quarterly period ended September 30, 2013.
(1)	Of which 1,186 shares are held by Hoag Family Trust U/A Dtd 8/2/94, 116 shares are held by Hamilton Investments Limited Partnership and 794 shares are held by Hamilton Investments II, Limited Partnership. Mr. Hoag is a trustee of the Hoag Family Trust U/A Dtd 8/2/94, the sole general partner and a limited partner of Hamilton Investments Limited Partnership and the general partner of Hamilton Investments II, Limited Partnership and may be deemed to beneficially own certain securities held by such entities. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

CUSIP # 43739Q100	Page 19 of 25

(2)	Of which 1,295 shares are held by the Marshall Carroll 2000 Trust and 28,071 are options to purchase shares of Common Stock that are exercisable within 60 days of December 31, 2013. Mr. Marshall is a trustee of the Marshall Carroll 2000 Trust and may be deemed to beneficially own certain securities held by the Marshall Carroll 2000 Trust. Mr. Marshall disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Marshall has sole dispositive power over the stock options and the underlying shares of Common Stock. However, TCV VI Management, L.L.C. and TCV VII Management, L.L.C. (collectively, the “TCM LLCs”) own 100% of the pecuniary interest therein. Certain of the Members are members of the TCM LLCs, but each disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein.
(3)	Of which 129 shares are held by Mr. McAdam in his individual capacity.

Each of the TCV Funds has the sole power to dispose or direct the disposition of the shares which it holds directly, and has the sole power to vote or direct the vote of such shares.

TCM VI, the sole general partner of TCV VI and a general partner of Member Fund, may be deemed to have sole power to dispose or direct the disposition of the shares held by TCV VI and certain of the shares held by Member Fund and have the sole power to direct the vote of such shares. TCM VI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

Mr. Hoag, Mr. Kimball, Mr. Drew, Mr. Reynolds and Mr. Trudeau (collectively the “TCM VI Members”) are the Class A Members of TCM VI. In their capacity as Class A Members of TCM VI, the TCM VI Members have the shared power to dispose or direct the disposition of the shares held by TCV VI and certain of the shares held by Member Fund and the shared power to direct the vote of such shares. Each of the TCM VI Members and TCM VI disclaim beneficial ownership of the securities held by TCM VI, TCV VI and Member Fund except to the extent of their respective pecuniary interest therein.

Each of (i) Management VII, as the ultimate general partner of TCV VII and TCV VII(A) and a general partner of Member Fund, and (ii) TCM VII, as the direct general partner of TCV VII and TCV VII(A), may also be deemed to have sole power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and, with respect to Management VII, certain of the shares held by Member Fund, and have the sole power to direct the vote of such shares. Each of Management VII and TCM VII disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Each of the Members is a Class A Director of Management VII. In their capacity as Class A Directors of Management VII, the Members have the shared power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and certain of the shares held by Member Fund and the shared power to direct the vote of such shares. Each of the Members and Management VII disclaim beneficial ownership of the securities owned by TCM VII, TCV VII, TCV VII(A) and Member Fund except to the extent of their respective pecuniary interest therein.

The Reporting Persons may be deemed to be acting as a group in relation to their respective holdings in the Company but do not affirm the existence of any such group.

Except as set forth in this Item 4, each of the Reporting Persons disclaims beneficial ownership of any shares owned beneficially or of record by any other Reporting Person.

CUSIP # 43739Q100	Page 20 of 25

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

TCV VI, L.P. a Delaware limited partnership, acting by its general partner

Technology Crossover Management VI, L.L.C. a Delaware limited liability company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV MEMBER FUND, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VI, L.L.C. a Delaware limited liability company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VI, L.L.C. a Delaware limited liability company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # 43739Q100	Page 21 of 25

TCV VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VII (A), L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # 43739Q100	Page 22 of 25

TECHNOLOGY CROSSOVER MANAGEMENT VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, LTD., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

JAY C. HOAG

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

RICHARD H. KIMBALL

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

JOHN L. DREW

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 43739Q100	Page 23 of 25

JON Q. REYNOLDS, JR.

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

ROBERT W. TRUDEAU

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CHRISTOPHER P. MARSHALL

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

TIMOTHY P. MCADAM

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 43739Q100	Page 24 of 25

JOHN C. ROSENBERG

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

DAVID L. YUAN

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 43739Q100	Page 25 of 25

EXHIBIT INDEX

Exhibit

Exhibit 1: Agreement of Joint Filing

Exhibit 2 Statement Appointing Designated Filer and Authorized Signatories dated July 10, 2009 (incorporated by reference from Exhibit 2 to Schedule 13D relating to the Common Stock of Interactive Brokers Group, Inc. filed on July 10, 2009)

Exhibit 3 Statement Appointing Designated Filer and Authorized Signatories dated August 6, 2010 (incorporated by reference to Exhibit 5 to the Schedule 13D relating to the common stock of Green Dot Corporation filed on August 6, 2010).

Exhibit 4 Statement Appointing Designated Filer and Authorized Signatories dated December 31, 2010 (incorporated by reference to Exhibit 6 to the Schedule 13D relating to the common stock of K12 Inc. filed on May 5, 2011).